Exhibit 10.26

August 02, 2006

CONSULTING AGREEMENT

AGREEMENT dated as of August 02, 2006 by and between INTERACTIVE SYSTEMS WORLDWIDE INC., a Delaware corporation with its principal place of business at 2 Andrews Drive, West Paterson, New Jersey 07424 (the “Company”) TECHMATICS (“Consultant”) having a business address at 100 Old Palisade Rd, Unit PL5, Fort Lee, New Jersey 07024.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Retention. Upon the terms and conditions hereinafter set forth, Company hereby retains Consultant as an independent consultant on a non-exclusive basis, to perform the following design, development and consulting services herein described (the “Services”) when and if requested by Company. Consultant, as an independent contractor, shall at Company’s request:

(a) Consulting services in connection with the patent infringement suit with Progressive Gaming, Inc. concerning the Company’s intellectual property. Specific activities can include meetings with Company on strategy, meetings with Company’s legal counsel(s), assistance in selecting alternate counsel on a more cost effective basis, appearances for depositions or a witness, preparation in conjunction with these activities, and other services which may be appropriate with this legal proceeding.

(b) A design study on an extension to Company’s current in-running methodology that turn it into an odds compiler, betting line provider, and automated betting imbalance layoff service for use by bookmakers who may or may not use Company’s services for obtaining betting odds and opening lines.

(c) Design studies on extensions of Company’s basic technology into other uses in gaming, competitions and other appropriate activities.

(d) Assistance identifying potential merger and acquisition candidates for the Company and in facilitating the accomplishment of such corporate combinations.

(e) Assistance in identifying the sources of additional corporate and in effectuating the raising such funds.

(f) Such other consulting services as might be requested and are appropriate for the personnel that are provided by Consultant.

Services will be provided on a mutually agreeable schedule and with such prior notice as is reasonable. Services will be generally provided in the New York Metropolitan area, although travel out of the designated area is possible, availability permitting.

2. Consultant agrees to use his best efforts, skills and abilities in the performance of the Services hereunder and to promote the best interests of Company.

3. Term. The term of this Agreement shall be a period commencing on July 1, 2006 and ending on June 30, 2007 (the “Term”). This Agreement may be terminated by the Company at any time with or without cause upon two days prior written notice to the Consultant.

4. Consultant’s Employee. Consultant agrees to cause Barry Mindes, an employee of Consultant, to perform all of Services on behalf of Consultant.

5. Fee.

(a) For all Services hereunder, Consultant shall be paid as follows: (i) an upfront non-refundable fee of $29,000 (“Retainer”) payable within 10 business days after the date hereof. Consultant shall be paid at the hourly rate of $360 per hour for Services performed by Barry Mindes, which hourly rate shall be set of against the Retainer until the aggregate amount of the Retainer has been offset at such hourly rate. Consultant shall not perform any Services for Company after the Retainer has been fully offset without the prior written consent of Company.

(b) The Company shall provide to Consultant the Company’s existing Toshiba portable computer and the Canon i9900 printer previously used by Barry Mindes for use in performing the Services. Consultant at its option may purchase the portable computer and Canon i9900 printer in AS-IS condition at the end of the one-year term of this Agreement for $300, failing which Consultant shall promptly return same to the Company.

(c) Company shall also pay any actual out-of-pocket expenses paid or incurred by Consultant in connection with the performance by Consultant of the Services, including but not limited to travel and entertainment expenses (but excluding any expenses relating to travel by automobile other than for parking) provided that the incurrence of such expenses are approved in advance by Company.

(d) Consultant shall submit monthly invoices to the Company specifying the number of hours worked and out of pocket expenses incurred together with appropriate substantiation for the hours worked and expenses incurred. Each such invoice shall be paid to the extent it relates to expenses, or used as an offset against the Retainer to the extent that it relates to hours worked, as provided above, unless such invoice disputed within 30 days after receipt.

(e) Consultant shall pay all Federal, state and local income, social security, medicare, and any other taxes payable with respect to all compensation or fees paid to Consultant hereunder.

(f) Upon expiration or termination of this Agreement, the Consultant shall not be entitled to any further payment of the Retainer or any other compensation for the Services.

6. Releases.

(a) In consideration of the execution of this Agreement and the payments described above, Consultant and Barry Mindes, on their own behalf and on behalf of its, his or their successors, heirs, executors, administrators and assigns, and each of them, hereby release the Company (including each of its subsidiaries and affiliates, as well as its and their managers, directors, officers, agents, attorneys, employees, members, stockholders, representatives, assigns, and successors, past and present and each of them (collectively, the “Company Releasees”), from and with respect to any and all complaints, claims, rights, contracts, agreements and actions, known or unknown, which Consultant or Barry Mindes ever had, now have or may have against the Company and/or any of the Company Releasees, including but not limited to any claim for vacation pay while Barry Mindes was employed by the Company, and Consultant and Barry Mindes further release and waive any other claim or cause of action recognized in law or equity which it, he or they had or now have against the Company or any Company Releasees arising out of conduct, acts or omissions of the Company or any Company Releasees occurring prior to the execution date of this Agreement (collectively the “Released Claims”), except for claims for enforcement of their rights under this Agreement and for any rights, obligations or claims Barry Mindes has against the Company for enforcement of the terms of the Employment Agreement between the Company and Barry Mindes dated December 30, 2003 (the “Employment Agreement”) and the Proprietary Information, Invention and Non-Solicitation Agreement dated May 22, 1995 (the “Proprietary Information Agreement”).

(b) In consideration of the execution of this Agreement, the Company on its own behalf and on behalf of each of the Company Releasees, hereby releases Consultant and Barry Mindes and their heirs, executors, administrators, successors and assigns (“Employee Releasees”) from and with respect to any and all complaints, claims, rights, contracts, agreements and actions, known or unknown, which the Company ever had, now has or may have against the Employee Releasees, and further releases and waives any other claim or cause of action recognized in law or equity which the Company had or now has against the Employee Releasees, arising out of conduct, acts or omissions of Barry Mindes or any Employee Releasee occurring prior to the execution date of this Agreement except for claims for enforcement of the Company’s rights under this Agreement and for any rights, obligations or claims the Company has against the Employee for enforcement of the terms of the Employment Agreement and the Proprietary Information Agreement.

7. Confidentiality; Non-Disparagement; Non-Solicitation.

(a) Consultant and Mindes agree (i) that the information contained in this Agreement is confidential and, except as required by law, neither Consultant nor Mindes will disclose the terms hereof to anyone, except that Consultant and Mindes may disclose the terms of this Agreement to their spouse, attorney or accountant, and as necessary to enforce their rights under this Agreement, the Employment Agreement and Proprietary Information Agreement, and (ii) that Consultant and Mindes will not do or say anything that could reasonably be expected to impact negatively on the name or reputation in the market place of the Company or any of the Company Releasees, nor will Consultant and Mindes make any disparaging comments or statements to anyone about the Company or any Company Releasee; provided that nothing herein shall preclude Consultant or Mindes from responding truthfully to legal process or testifying truthfully in any legal or regulatory proceeding provided you promptly inform the Company of any such obligation prior to participating in any such proceedings. Consultant and Barry Mindes shall return to the Company immediately all property of the Company, including without limitation, all Company files, client lists, studies, memoranda, correspondence, and other documents prepared, received or used by you in connection with your employment by the Company and all copies thereof, whether in written or electronic form.

(b) The Company agrees (i) that the information contained in this Agreement is confidential and, except as required by law, the Company will not disclose the terms hereof to anyone, except that it may disclose the terms of this Agreement to its directors, attorneys, accountants, and any employees with a need to know of the terms hereof, and as necessary to enforce its rights under this Agreement, the Employment Agreement and Proprietary Information Agreement, and (ii) that the Company will not do or say anything that could reasonably be expected to impact negatively on the reputation in the market place of Consultant or Barry Mindes, nor will the Company make any disparaging comments or statements to anyone about Consultant or Barry Mindes; provided that nothing herein shall preclude the Company from responding truthfully to legal process or testifying truthfully in any legal or regulatory proceeding provided the Company promptly inform you of any such obligation prior to participating in any such proceedings.

8. Unenforceable Provisions. If, at any time after the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

9. Choice of Law. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to any principles of conflicts of laws.

10. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior and/or contemporaneous agreements, understandings and discussions, written or oral, between the parties with respect to the subject matter hereof, except as specifically provided herein. This Agreement may be amended or modified only by a written amendment signed by the parties hereto.

11. No Admission. Nothing contained in this Agreement shall be deemed to be an admission by Consultant or Mindes or the Company of any wrongdoing or liability to the other.

12. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

To accept this Agreement, please sign the enclosed copy of this letter and return it to us. This Agreement may be executed in counterparts.

Sincerely yours, Interactive Systems Worldwide Inc.

By:	/s/ Bernard Albanese
Name: Bernard Albanese
Title: Chief Executive Officer

Agreed to and Accepted:

Techmatics Inc.

By: /s/ Barry Mindes

Name: Barry Mindes
Title: Chairman

_____________________________________
Barry Mindes